                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Under Rule14a-12

                                 DSI TOYS, INC.
                (Name of Registrant as Specified In Its Charter)

            ---------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------
         2)       Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------
         4)       Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------
         5)       Total fee paid:

                  --------------------------------------------------------------
[ ]      Fee paid previously with preliminary materials.
[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)       Amount Previously Paid:

                  --------------------------------------------------------------
         2)       Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------
         3)       Filing Party:

                  --------------------------------------------------------------
         4)       Date Filed:

                  --------------------------------------------------------------

                                 DSI TOYS, INC.
                      1100 WEST SAM HOUSTON PARKWAY (NORTH)
                              HOUSTON, TEXAS 77043

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 22, 2001


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of DSI Toys, Inc., a Texas corporation (the "Company"), will be held on Tuesday, May 22, 2001, at 1:30 p.m. Central Daylight Time, at the Company's corporate offices, 1100 West Sam Houston Parkway (North), Houston, Texas, 77043, for the following purposes:

         To elect three Class I directors to hold office until the next annual election of Class I directors by shareholders or until their respective successors are duly elected and qualified;

         Proposal One: To ratify the appointment of PricewaterhouseCoopers LLP as the Company's principal accountants for the fiscal year ending December 31, 2001; and

         Proposal Two: To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on April 18, 2001, as the record date for the determination of shareholders entitled to vote at and to receive notice of the annual meeting.

         All shareholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, you are urged to complete, sign, and date the enclosed form of proxy and return it promptly so that your shares of stock may be represented and voted at the meeting. If you are present at the meeting, your proxy will be returned to you if you so request.

                                            By Order of the Board of Directors


                                            /s/ Thomas V. Yarnell
                                            Thomas V. Yarnell
                                            SECRETARY
Houston, Texas
April 23, 2001

                                 DSI TOYS, INC.
                      1100 WEST SAM HOUSTON PARKWAY (NORTH)
                              HOUSTON, TEXAS 77043

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 2001
                              DATED: APRIL 23, 2001

                    SOLICITATION AND REVOCABILITY OF PROXIES

         This Proxy Statement is furnished to shareholders of DSI Toys, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, May 22, 2001, at 1:30 p.m. Central Daylight Time, at the Company's corporate offices, 1100 West Sam Houston Parkway (North), Houston, Texas 77043, and at any adjournment of such meeting. This Proxy Statement and the accompanying proxy are first being sent or given to the Company's shareholders on or about April 23, 2001.

         When properly executed proxies in the accompanying form are received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted on the proxies; if no direction is indicated, then such shares will be voted for the election of the directors and in favor of the proposals set forth in the Notice of Annual Meeting attached to this Proxy Statement.

         The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting:
(1) matters that the Company's Board of Directors does not know a reasonable time before the Annual Meeting are to be presented at the Annual Meeting; and
(2) matters incidental to the conduct of the Annual Meeting. Management does not intend to present any business for a vote at the Annual Meeting other than the matters set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the Annual Meeting, then, subject to the limitations set forth in the applicable regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), it is the intention of the persons named in the attached form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

         Any shareholder giving a proxy has the power to revoke that proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company either a written revocation or a duly executed proxy bearing a date subsequent to the date of the proxy being revoked. Any shareholder may attend the Annual Meeting and vote in person, whether or not such shareholder has previously submitted a proxy.

         In addition to soliciting proxies by mail, officers and regular employees of the Company may solicit the return of proxies. Brokerage houses and other custodians, nominees, and fiduciaries may be requested to forward solicitation material to the beneficial owners of stock.

         The Company will bear the cost of preparing, printing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement, the enclosed proxy, and any additional material, as well as the cost of forwarding solicitation material to the beneficial owners of stock.

                           RECORD DATE; VOTING; QUORUM

         The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 18, 2001. On that date there were 9,066,365 shares issued and outstanding of the Company's common stock, par value $.01 per share ("Common Stock"), which is the Company's only class of voting securities outstanding. Each share of the Company's Common Stock is entitled to one vote in the matter of election of directors and in any other matter that may be acted upon at the Annual Meeting. The Company's articles of incorporation prohibit cumulative voting for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to elect directors. All other matters to be voted on will be decided by a majority of the shares of Common Stock represented at the meeting and entitled to vote. Abstentions and broker nonvotes (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the persons entitled to vote thereon), if any, will be included in determining the number of shares present at the meeting for purposes of determining a quorum. Abstentions and broker nonvotes have no effect on determining plurality, except to the extent that they affect the total votes received by any particular candidate.

                              ELECTION OF DIRECTORS

         The Company's Board of Directors consists of eight members, divided into three classes: Class I (three directors), Class II (two directors) and Class III (three directors). Only the Class I positions are due for nomination and election at the Annual Meeting. The Class II and Class III positions will be due for nomination and election at the annual meetings of shareholders to be held in 2002 and 2003, respectively.

         The intention of the persons named in the enclosed proxy, unless such proxy specifies otherwise, is to vote the shares represented by such proxy for the election of Robert L. Burke, Michael J. Lyden and John McSorley present directors of the Company, as the Class I directors. Messrs. Burke, Lyden and McSorley have been nominated to stand for re-election by the Board of Directors until their terms expire or until their respective successors are duly elected and qualified.

         Pursuant to the terms of a Shareholders' and Voting Agreement dated April 15, 1999 (the "Voting Agreement"), among the Company, M.D. Davis, Barry Conrad, Joseph Matlock, Douglas Smith and Rust Capital, Ltd., a Texas limited partnership, (the "DSI Group") and MVII, LLC, a California limited liability company ("MVII"), the DSI Group is entitled to nominate two of the directors of the Company, and MVII is entitled to nominate the remaining directors of the Company. Further, each member of the DSI Group has given MVII an irrevocable proxy to vote his or its respective shares of Common Stock of the Company for MVII's nominees for director, and MVII is obligated under the Voting Agreement to vote its shares of Common Stock of the Company for the nominees of the DSI Group.

         In addition, pursuant to the terms of a Shareholders' and Voting Agreement dated January 7, 2000 (the "Reiling Voting Agreement"), among the Company, MVII and Susan and Walter Reiling (the "Reilings"), the number of directors of the Company was increased by one to the then current number of seven directors, and the Reilings were entitled to nominate Mr. Reiling to fill the newly-created director position. Mr. Reiling was appointed to the Board of Directors on February 1, 2000, and was subsequently elected to his current term by the shareholders at the 2000 Annual Meeting of Shareholders. The Reilings also have given MVII an irrevocable proxy to vote their shares of Common Stock of the Company for MVII's nominees for director, and MVII is obligated under the Reiling Voting Agreement to vote its shares of Common Stock of the Company for the Reilings' nominee.

         By action of the Board of Directors, pursuant to the Bylaws of the Company, on September 12, 2000, the number of directors was increased to eight. In accordance with the Voting Agreement, Michael J. Lyden was nominated by MVII to fill the newly created directorship for a term of office continuing until the next election of directors by the Shareholders.

         Messrs. Burke and McSorley were previously nominated by MVII pursuant to the Voting Agreement, in addition to E. Thomas Martin and Joseph S. Whitaker. Messrs. Davis and Matlock were previously nominated by the DSI Group pursuant to the terms of the Voting Agreement.

                         CLASS I DIRECTORS AND NOMINEES

         ROBERT L. BURKE, 57, has served as a director of the Company since June 1, 1999. After a successful career in the financial business arena, pursuant to which Mr. Burke held various positions including being an officer of Security Pacific Bank, a Registered Representative with Bache & Company (now Prudential Bache), Sales Manager of Beverly Sales, Inc., Vice President of Calmark Asset Management, Inc., and President of Continental Western Securities, Inc., he returned to school and earned a Masters Degree in Education in 1993. From 1993 until his retirement in 1999, he was an educator with the Lake Oswego School District in Lake Oswego, Oregon. He is the Chairman of the Audit Committee and a member of the Compensation Committee.

         MICHAEL J. LYDEN, 58, joined the Company as President and CEO of the Company in June 1999. Mr. Lyden has been actively involved in the toy industry since 1960. Mr. Lyden joined Tyco Toys, Inc. in 1988. From January 1990 until January 1994, he served as Senior Vice President, Business Development at Tyco; from January 1994 to April 1997, he served as President of Tyco's US Division; and from January 1996 until April 1997, he was Executive Vice President of Tyco Toys, Inc. After Mattel, Inc. acquired Tyco in 1997, Mr. Lyden formed Turnberry Associates, a marketing and management-consulting firm, and worked as a consultant until he joined the Company.

         JOHN MCSORLEY, 55, has served as a director of the Company since June 1, 1999. From March 1997 to the present, he has served as President of Double Bogey, LLC, a California limited liability company based in San Rafael, California, that is engaged in the investment of private capital. From November 1989 to October 1996, Mr. McSorley served as Chief Operating Officer and General Partner of BayCom Partners LP, a California limited partnership engaged in the ownership of radio stations in California and Oregon. Double Bogey, LLC owns a 2.22% membership interest in MVII. Mr. McSorley is the Chairman of the Compensation Committee and a member of the Audit Committee.

                               CLASS II DIRECTORS

         E. THOMAS MARTIN, 57, has served as the Chairman of the Board of the Company since June 1, 1999. He is the sole Manager and President of MVII. Mr. Martin is a director and significant shareholder of Americorp, the parent company of American Commercial Bank, a multiple branch community bank in Ventura County, California. Mr. Martin was the Chief Executive Officer and a partner in Martin & MacFarlane, Inc. and Martin Media, L.P., national outdoor advertising companies, until their sale to Chancellor Media in September of 1998. Mr. Martin also manages various real estate ventures. He is the Chairman of the Executive Committee.

         JOSEPH S. WHITAKER, 60, has served as a director and Senior Vice President, New Business Development, of the Company since June 1, 1999. He also serves as Vice President of, and owns less than a 1% membership interest in, MVII. Prior to joining the Company in 1999, Mr. Whitaker had operated a consulting business in La Jolla, California, providing services related to marketing, licensing and product development to the toy industry. He is a member of the Executive Committee.
                               CLASS III DIRECTORS

         M. D. DAVIS, 66, has served as a director of the Company since December 11, 1995. He served as the Chairman of the Board and Chief Executive Officer of the Company from December 1995 through June 1, 1999. Mr. Davis also provides consulting services to the Company. He is a member of the Executive Committee.

         JOSEPH N. MATLOCK, 52, has served as a director of the Company since December 11, 1995. From January 1996 to March 1998, Mr. Matlock served as Executive Vice President and Director of Business and Community Relations for Bank of America. In September 1995, he founded Afford America, Inc., which provides housing for low-income families, and has served as its President since its inception. Currently, Mr. Matlock is a partner and director of the Privet Fund, a late stage technology investment partnership. He is a member of the Audit Committee and the Compensation Committee.

         WALTER S. REILING, 66, has served as a director of the Company since February 1, 2000. Mr. Reiling has 45 years of experience in the toy industry and founded Meritus Industries, Inc. ("Meritus"), a toy company, in 1981. Mr. Reiling served as the principal manager of Meritus from its formation until its acquisition by the Company on January 7, 2000. He is a member of the Executive Committee.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

                                  PROPOSAL ONE

                            RATIFICATION OF AUDITORS

         On March 13, 2001, upon the recommendation of the Audit Committee, the Board of Directors unanimously voted to propose to the shareholders a recommendation to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accounting firm for the fiscal year ending December 31, 2001, to perform audits, tax services, securities and exchange commission reviews and such other accounting services as the Audit Committee and the Board of Directors may deem necessary for the proper operation of the Company's business from time to time. PricewaterhouseCoopers LLP has audited the Company's financial statements since September 1, 1992. Representatives of PricewaterhouseCoopers LLP are expected to attend the meeting to respond to appropriate questions from the shareholders and will be given an opportunity to make a statement should they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL ONE.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

         The Company has audit, compensation, and executive committees of the Board, whose members are noted above. During the last fiscal year, the Board of Directors met on five (5) occasions, the Audit Committee met on five (5) occasions, the Compensation Committee met on two (2) occasions, and the Executive Committee met on two (2) occasions. The Company does not have a standing nominating committee of the Board. Nominees to the Board are selected by the entire Board, subject to the terms of the Voting Agreement and the Reiling Voting Agreement.

         The Audit Committee of the Board reviews the scope of the independent accountants' examinations and the scope of activities of the Company's internal accountants. Additionally, it receives and reviews reports of the Company's independent accountants and internal accountants. The Board of Directors adopted a written charter for the audit committee on May 23, 2000, and amended such charter on March 13, 2001. The members of the audit committee are independent directors as defined in Rule 4200(a)(14) of National Association of Securities' Dealer's ("NASD") listing standards.

         The Compensation Committee reviews and determines the compensation levels of the officers of the Company, evaluates management performance, considers management succession and related matters, and administers the Company's annual compensation plans and the DSI Toys, Inc. 1997 Stock Option Plan (the "Stock Option Plan").

         The Executive Committee serves primarily as an advisory committee to the full Board and the management of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Of the current members of the Compensation Committee, Mr. McSorley and Mr. Burke have served on such committee since June 1, 1999, and Mr. Matlock has served on such committee since January 23, 1996. At no time was an officer or employee of the Company a member of the Company's Compensation Committee. No member of the Board of Directors of the Company or the Compensation Committee serves as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as a member of the Company's Board of Directors or the Company's Compensation Committee.

                            REPORT OF AUDIT COMMITTEE

         The following report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

         The Audit Committee of the Board of Directors is currently made up of outside, non-employee, independent directors (as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers' (NASD) listing standards). The Audit Committee has reviewed and discussed the audited financial statements with management of the Company. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AUSection 380). Further, the Audit Committee has received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants, the independent accountant's independence.

         Based on the referenced review and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

                                                   Robert L. Burke, Chairman
                                                   Joseph N. Matlock
                                                   John McSorley

DIRECTOR COMPENSATION

         ANNUAL RETAINER AND OTHER FEES AND EXPENSES. Directors are paid an annual retainer of $15,000. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

         NON-EMPLOYEE DIRECTOR STOCK OPTIONS. Under the Stock Option Plan, which was approved and ratified by shareholders on May 1, 1997, non-employee directors may, from time to time at the discretion of the Compensation Committee, receive a grant of an option to purchase Common Stock of the Company. The options are granted at an exercise price as determined by the Compensation Committee and are exercisable, as determined by the committee, from time to time over a period of ten years from grant date, unless sooner terminated as described in the Stock Option Plan.

                             EXECUTIVE COMPENSATION

      The following report of the Compensation Committee on executive compensation and the performance graph that follows shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A or 14C of the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.


                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

      The Compensation Committee (the "Committee") of the Board of Directors is currently composed entirely of outside, non-employee directors. The Committee reviews and sets the compensation levels of the Company's Chief Executive Officer ("CEO") and other executive officers, evaluates the performance of management, considers management succession and related matters, and administers the Stock Option Plan. All decisions by the Committee relating to the compensation of executive officers are reviewed by the full Board.

      The Committee considers information with respect to the reasonableness of compensation paid to senior officers of the Company, as well as all employees of the Company and its subsidiaries in managerial positions. The Committee also takes into account how compensation compares to compensation paid by competitors in the Company's industry as well as the performance of the Company.

COMPENSATION POLICIES AND PROGRAMS

      The compensation policies of the Company, set by management and supported by the Committee, focus on enhancing shareholder value. Specific policies are designed to attract, motivate and retain persons of high quality who will have the skill, training and dedication to assist the Company in achieving its corporate goals. The executive compensation program for fiscal 2000 consisted of two elements: base salary, and long-term incentive compensation through the granting of stock options pursuant to the Stock Option Plan.

      BASE SALARY: Base salary for executive officers is determined principally by competitive factors and the marketplace. The policy of the Committee is generally to set base salary levels for positions at approximately the median levels determined from survey information for positions deemed comparable by the Committee.

      LONG-TERM INCENTIVE COMPENSATION: The Company uses stock options as a means of furnishing longer-term incentives to officers and other employees of the Company and its subsidiary. Under the Stock Option Plan, the Company has flexibility in granting directors, officers and employees options to acquire shares of the Company's Common Stock.

      During fiscal year 2000, no named executive officers listed in the Summary Compensation Table were granted stock options.

FISCAL 2000 COMPENSATION OF CEO

      The 2000 base salary of the CEO and President, Michael J. Lyden, was calculated at the rate of $180,000 per annum through June 17, 2000, and at the rate of $187,020 per annum from June 17, 2000, through year end. The base salary is established pursuant to an employment agreement between Mr. Lyden and the Company, that became effective on June 17, 1999. The employment agreement expires on December 31, 2002. The compensation provided for in the employment agreement was based upon the duties and time commitment of the offices assumed by Mr. Lyden as set forth in the agreement.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      Section 162(m) of the Internal Revenue Code contains provisions which could limit the deductibility of certain compensation payments to the Company's executive officers. The Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance-based compensation. The policy of the Company is to design its compensation programs generally to preserve the tax deductibility of compensation paid to its executive officers. The Committee could determine, however, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible if the Committee believes such payments are in the Company's best interests.

SUMMARY

      The members of the Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. As performance goals are met or exceeded, resulting in increased value to shareholders, executive officers are to be rewarded commensurately. The members of the Committee believe that compensation levels during fiscal 2000 adequately reflect the compensation goals and policies of the Company. Certain executive compensation increases were announced and became effective on January 1, 2001, and by contract, certain other executive compensation increases will take effect on June 1, 2001, and June 17, 2001. No other executive compensation increases are planned for fiscal 2001.

                                               John McSorley, Chairman
                                               Robert L. Burke
                                               Joseph N. Matlock

                COMPENSATION OF CERTAIN NAMED EXECUTIVE OFFICERS

      The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and certain other executive officers of the Company for the years indicated.
                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM
                                                ANNUAL COMPENSATION                COMPENSATION
                                    -------------------------------------------    ------------
                                                                                       STOCK
                                                                       OTHER          OPTION
         NAME AND           FISCAL                                    ANNUAL        (NUMBER OF           ALL OTHER
   PRINCIPAL POSITION        YEAR      SALARY          BONUS       COMPENSATION      SHARES) (1)        COMPENSATION
-----------------------    -------  ------------  --------------   ------------    -------------        ------------

Michael J. Lyden             2000   183,780                                                            $   3,165(3)
CHIEF EXECUTIVE OFFICER      1999    96,923(2)                                       150,000               1,539(3)
AND PRESIDENT                1998

Yau Wing Kong                2000   180,000(4)
MANAGING DIRECTOR            1999   165,000(4)                                        60,000
                             1998   180,000(4)


Thomas W. Neville            2000   140,000                                                                2,889(5)
SENIOR VICE PRESIDENT        1999   108,333                                                                2,492(5)
                             1998   110,000                                           50,000               2,573(5)

Robert L. Weisgarber         2000   133,250                                                                2,889(7)
CHIEF FINANCIAL OFFICER      1999    91,385(6)                                        50,000               2,526(7)
                             1998


William J. Kerner            2000   125,000                                                               23,392(9)
VICE PRESIDENT               1999    20,833(8)                                        10,000                  52(9)
RESEARCH & DEVELOPMENT       1998


      (1) Options represent the right to purchase shares of Common Stock at a fixed price per share.
      (2)  Mr. Lyden was hired by the Company in June 1999.
      (3) Includes Company contributions or other allocations to (i) a defined contribution plan of $2,374 and $1,125 and (ii) group term life insurance premiums of $791 and $414, for fiscal 2000 and fiscal 1999, respectively
      (4)  Based on average exchange rates with Hong Kong.
      (5) Includes Company contributions or other allocations to (i) a defined contribution plan of $2,625, $2,271 and $2,375 and (ii) group term life insurance premiums of $264, $221 and $198 in fiscal 2000, fiscal 1999 and fiscal 1998, respectively.
      (6)  Mr. Weisgarber was hired by the Company in March 1999.
      (7) Includes Company contributions or other allocations to (i) a defined contribution plan of $2,625 and $2,338 (ii) group term life insurance premiums of $264 and $188, for fiscal 2000 and fiscal 1999, respectively.
      (8)  Mr. Kerner was hired by the Company in December 1999.
      (9) Includes Company contributions to (i) defined contribution plan of $2,156 in fiscal 2000, (ii) group term life premiums of $264 and $52 in fiscal 2000 and fiscal 1999, respectively and (iii) reimbursed moving expenses of $20,972 in fiscal 2000.

      There were no options to purchase Common Stock granted during the year ended December 31, 2000, to any of the named executive officers.

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock and during the year ended December 31, 2000, and the unexercised options held at December 31, 2000 and the value thereof, by each of the named executive officers.

                   AGGREGATED OPTION EXERCISES IN FISCAL 2000
                           AND 12/31/00 OPTION VALUES

                                                          NUMBER OF SECURITIES           VALUE OF EXERCISABLE AND
                            SHARES                       UNDERLYING OPTIONS AT          UNEXERCISABLE IN-THE-MONEY
                           ACQUIRED                            12/31/00                          OPTIONS
                         ON EXERCISE                           (SHARES)                    AT FISCAL YEAR END
                           (NUMBER        VALUE      ------------------------------   -------------------------------
         NAME             OF SHARES)    REALIZED       EXERCISABLE   UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----------------------   -----------   ----------    -------------- ---------------   --------------- ---------------
Michael J. Lyden              0           $0             30,000         120,000            $0              $0
Yau Wing Kong                 0            0             12,000          48,000             0               0
Thomas W. Neville             0            0             10,000          40,000             0               0
Robert L. Weisgarber          0            0             10,000          40,000             0               0
Willliam J. Kerner            0            0              2,000           8,000             0               0


                 MANAGEMENT - EMPLOYMENT AND RELATED AGREEMENTS

      Mr. Davis entered into a consulting agreement effective as of June 1, 1999, pursuant to which he ceased to be an employee and officer of the Company and agreed to provide consulting services to the Company through the period ending June 1, 2002. For his services under the consulting agreement, Mr. Davis shall receive total compensation in the amount of $450,000, payable in equal monthly installments of $12,500 ($150,000 per annum). Mr. Davis shall be entitled to such compensation irrespective of a termination of the consulting agreement, unless such termination is by Mr. Davis for reasons other than a breach by the Company of its obligations under the consulting agreement.

      The Company entered into an employment agreement with Mr. Lyden on June 17, 1999. Pursuant to the employment agreement, Mr. Lyden shall serve as the President and Chief Executive Officer of the Company for a term ending June 16, 2002, and will be paid an annual salary of $180,000, which salary shall be raised on an annual basis in accordance with the Consumer Price Index, and may be additionally raised at the discretion of the Board of Directors. The agreement contains non-disclosure, non-competition and non-solicitation provisions applicable during the term of employment and for one year thereafter.

      DSI (HK), Limited, the Company's wholly-owned subsidiary, has entered into an employment agreement effective January 1, 2000, with Mr. Yau, pursuant to which he is employed as Managing Director of DSI (HK), Limited for a monthly salary of HK $116,000 (approximately US $15,000 based on currency exchange rates). The employment agreement expires December 31, 2002. Mr. Yau is entitled to a fiscal year-end performance bonus equal to 1% of the Company's annual consolidated after-tax profits in excess of US $2.0 million, up to a maximum of US $8.0 million. Upon termination of Mr. Yau's employment without cause, the Company must continue to pay Mr. Yau's salary for a period of three months and must pay a pro-rated performance bonus. In the event the non-competition provisions are enforced, the Company will be obligated to pay an additional one-year salary during the non-compete period.

       On January 7, 2000, the Company entered into an employment agreement with Beth Reiling establishing her as Vice President, Girls' Division. Pursuant to the terms of her employment agreement, Ms. Reiling is entitled to an annual salary of $120,000 subject to annual raises in accordance with the Consumer Price Index. Ms. Reiling's father is Walter S. Reiling, a director of the Company.

      Pursuant to the terms of the acquisition by merger of Meritus Industries, Inc. effective January 7, 2000, the Company entered into an employment agreement with Joseph Reiling establishing him as Vice President of Product Development for an annual salary of $105,000 subject to annual raises in accordance with the Consumer Price Index. Mr. Reiling's father is Walter S. Reiling, a director of the Company.

PERFORMANCE GRAPH

           The following graph compares the cumulative total shareholder return on the Common Stock of the Company to the cumulative total return of each of the following indices: the Standard & Poor's 500 Index, the Standard and Poor's 600 Index and a Peer Group Index since May 29, 1997, the date on which the Company's Common Stock was first traded on the Nasdaq Market.

                   COMPARISON OF CUMULATIVE TOTAL RETURNS (1)
 AMONG DSI TOYS, INC., STANDARD & POOR'S 500 INDEX, STANDARD & POOR'S 600 INDEX,
                            AND PEER GROUP INDEX (2)




                   COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                        ASSUMES INITIAL INVESTMENT OF $100


                                    [GRAPH]



                                                        5/29/97      1/31/98        1/31/99       12/31/99     12/31/00
DSI Toys, Inc.........................................$     100    $      30      $      21      $      36    $      15
Peer Group (2)........................................$     100    $     157      $     179      $      86    $      27
Standard & Poor's 500 Index...........................$     100    $     124      $     164      $     190    $     173
Standard & Poor's SmallCap 600 Index..................$     100    $     129      $     128      $     146    $     163


(1) Total return assuming reinvestment of dividends. Assumes $100 invested on May 29, 1997, in Common Stock of the Company, the Standard & Poor's 500 Index, the Standard & Poor's 600 Index and a Company constructed peer group index.

(2) In accordance with the rules of the Securities and Exchange Commission, the Company has elected to select a group of peer companies on an industry basis for comparison purposes. The peer group for fiscal 2000 is composed of 9 industry participants: Action Performance Inc.; Grand Toys International Inc.; Jakks Pacific Inc.; Marvel Enterprises Inc. (formerly named ToyBiz, Inc.); Ohio Art Company; Play by Play Toys & Novelties, Inc., Racing Champions Corp.; Radica Games, Ltd. and Toymax International, Inc. Cumulative total return calculations were weighted according to the respective company's market capitalization. Janex International, Inc. was included in the 1998 peer group index, but is not included in the 1999 peer group index. Empire of Carolina, Inc.; Equity Marketing, Inc., and Just Toys, Inc. were in the peer group index through December 31, 1999, but are not included in the fiscal 2000 peer group index. Ohio Art Company is an addition to the peer group index this year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Information concerning certain transactions involving the Company and certain directors and executive officers of the Company set forth herein under the heading "Election of Directors" and "Management - Employment and Related Agreements" is incorporated by reference herein.

      On January 7, 2000, the Company acquired Meritus by way of merger. Pursuant to the terms of the merger, the Company acquired all of the issued and outstanding stock of Meritus in exchange for (i) 533,208 unregistered shares of the Company's common stock; (ii) $884,033.82 in cash; and (iii) the Company's Subordinated Secured Promissory Note for $1,690,000 paid to the Reilings who were the sole shareholders of Meritus. Contemporaneously with the merger, the Company satisfied approximately $4.4 million of Meritus' debt. The Reiling Voting Agreement was entered into in connection with the merger.

      In connection with the Meritus acquisition, the Company borrowed $5,000,000 from MVII. That debt is evidenced by a promissory note dated January 7, 2000. The note bears interest at a rate of prime plus 2%, matures on July 1, 2004, and is subordinated to senior debt of the Company. The proceeds from the note were used primarily to facilitate the Company's merger with Meritus, including the satisfaction of the Meritus debt discussed above.

      The irrevocable proxy executed by the Reilings in connection with the Reiling Voting Agreement not only authorizes MVII to vote the shares of Common Stock of the Company held by the Reilings for directors of the Company on the terms set forth in the Reiling Voting Agreement, it also designates MVII as proxy to vote the shares of Common Stock of the Company held by the Reilings with respect to (i) any matter relating to the creation or composition of any committee of the Board, (ii) any matter affecting the size or composition of the Board, and (iii) any proposal to amend the Company's bylaws or articles of incorporation for the sole purpose of affecting the matters described in clauses
(i) and (ii) above. The Reiling Voting Agreement continues until the earlier of January 7, 2005, termination by mutual agreement of the parties, or the dissolution of the Company.

INVESTMENT WARRANT

     On March 19, 2001, the Company issued to MVII an Investment Warrant to acquire 1.8 million shares of the Company's Common Stock, in exchange for a cash purchase price $2.7 million. The Investment Warrant is exercisable for no additional consideration, in whole on in part, for a ten-year period beginning June 3, 2002. The Investment Warrant is subject to certain anti-dilution adjustments, including adjustments in the event the Company issues securities for a purchase price that is equivalent to less than $1.50 per share of the Company Common Stock. In connection with the issuance of the Investment Warrant, the Company and MVII entered into a Registration Rights Agreement, pursuant to which MVII was granted piggyback registration rights with respect to the shares of the Company Common Stock underlying the Warrant, under certain circumstances. Shares of Common Stock acquired by MVII upon exercise of the Warrant are subject to the terms of a Shareholders' and Voting Agreement dated as of April 5, 1999, among MVII and certain of the Company's other shareholders. Proceeds from the sale of the Investment Warrant were used by the Company for current working capital.

     The Investment Warrant was issued by the Company to MVII in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended. The Company believes the Section 4(2) exemption from registration was available based upon the established criteria for effecting a private offering by virtue of the following facts, among others: (i) MVII had access to the type of information that would be included in a registration statement, (ii) MVII's principals have adequate financial means to bear the risk of MVII's additional investment in the Company and can be described as sophisticated, (iii) MVII was the only offeree in the transaction, (iv) MVII acquired the Investment Warrant for investment and not with a view toward distribution, (v) the Investment Warrant contains restrictions on resale of the Investment Warrant and the Common Stock issued upon exercise of the Investment Warrant, and (vi) no underwriters were involved nor were any underwriters' commissions paid in connection with the transactions.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 17, 2001 by: (i) persons known to management to beneficially own more than 5% of the Company's Common Stock;
(ii) each director and nominee for director of the Company; (iii) each named executive officer listed in the Summary Compensation Table appearing on page 10 of this proxy statement; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all shares listed:


                                                                                     Common Stock
Name of Beneficial Owner                                                          Beneficially Owned
------------------------                                                          ------------------
                                                                            Number                   Percent of
                                                                           of Shares                    Class
                                                                           ---------                    -----
Robert L. Burke................................................               5,000(1)(3)                   *
M.D. Davis.....................................................             328,951(2)(3)                3.63%
William J. Kerner..............................................               2,000(3)                      *
Yau Wing Kong..................................................              78,584(3)                      *
Michael J. Lyden...............................................              60,000(3)                      *
E. Thomas Martin...............................................           4,808,623(3)(4)               53.03%
Martin Group (5)...............................................           5,429,568(6)                  59.84%
Joseph N. Matlock..............................................             107,000(2)(3)                1.18%
John McSorley..................................................               5,000(1)(3)                   *
MVII, LLC......................................................           4,194,238(7)                  46.26%
Thomas W. Neville..............................................              29,929(3)                      *
Walter S. Reiling..............................................             538,208(2)(3)(8)             5.93%
Walter S. and Susan Reiling, joint tenants.....................             538,208(2)(3)(8)             5.93%
Robert L. Weisgarber...........................................              20,000(3)                      *
Joseph S. Whitaker.............................................              47,000(1)(3)                   *
All current directors and executive officers
as a group (21 persons)........................................           6,071,461(3)                 66.02%


      * Represents less than 1%.

(1) Excludes shares owned of record by MVII. Messrs. Burke and McSorley own a 2.22% membership interest in MVII; Mr. Whitaker owns less than a 1% membership interest in MVII.
(2) Excludes shares owned of record by other members of the Martin Group that are to be voted in accordance with the Voting Agreement. For a discussion of the Martin Group, see footnote number 5 to this table.
(3) Includes shares of Common Stock not outstanding but subject to options currently exercisable, or exercisable within 60 days, as follows: Mr. Burke - 5,000 shares; Mr. Davis - 5,000 shares; Mr. Kerner - 2,000 shares; Mr. Kong - 24,000 shares; Mr. Lyden - 60,000 shares; Mr. Martin
         - 5,000 shares; Mr. Matlock - 7,000 shares; Mr. McSorley - 5,000 shares; Mr. Neville - 16,000 shares; Mr. Reiling - 5,000 shares; Mr. Weisgarber - 20,000 shares; Mr. Whitaker - 45,000 shares; and group - 129,700 shares.
(4) Includes 609,385 shares owned of record by E. Thomas Martin and 4,194,238 shares owned of record by MVII, a company of which E. Thomas Martin serves as Sole Manager and President, but excludes shares owned of record by the other members of the Martin Group. The address for E. Thomas Martin is 654 Osos Street, San Luis Obispo, California 93401.
(5) The Martin Group is comprised of MVII, M.D. Davis, Joseph N. Matlock, Douglas A. Smith, Rust Capital, Ltd., a Texas limited partnership, Barry B. Conrad and Walter S. and Susan Reiling. Pursuant to the Voting Agreement, each member of the DSI Group has given MVII an irrevocable proxy to vote its respective shares of Common Stock of the Company for, among other things, MVII's nominees for director, and MVII is obligated under the Voting Agreement to vote its shares of Common Stock of the Company for the nominees of the DSI Group. Pursuant to the Reiling Voting Agreement, the Reilings have given MVII an irrevocable proxy to vote their shares of Common Stock of the Company for, among other things, MVII's nominees for director, and MVII is obligated under the Reiling Voting Agreement to vote its shares of Common Stock of the Company for the Reilings' nominee.

(6) Includes 4,194,238 shares owned of record by MVII; 328,951 shares owned of record (including 5,000 shares not outstanding but subject to options currently exercisable) by M.D. Davis, 107,000 shares owned of record (including 7,000 shares not outstanding but subject to options currently exercisable) by Joseph N. Matlock, 261,171 shares owned of record (including 2,000 shares not outstanding but subject to options currently exercisable) by Douglas A. Smith, 2,000 shares not outstanding but subject to options currently exercisable owned of record by Barry B. Conrad and 538,208 shares owned of record (including 5,000 shares not outstanding but subject to options currently exercisable) by the Reilings.
(7) Excludes shares owned of record by other members of the Martin Group that are to be voted in accordance with the Voting Agreement as the Reiling Voting Agreement. The address for MVII, LLC is 654 Osos Street, San Luis Obispo, California 93401.
(8) Excludes shares owned of record by other members of the Martin Group that are to be voted in accordance with the Reiling Voting Agreement. The address for Walter S. Reiling is 15 Woodcrest Drive, Morristown, New Jersey 07960.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's directors, certain of its officers and persons who own more than 10 percent of the Company's Common Stock, to file with the Commission reports of ownership and changes in ownership of such stock. Such directors, officers and greater than 10% shareholders are also required to furnish the Company with copies of all
Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the reporting persons that no other reports were required, during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to its directors, officers, and greater than 10% shareholders were complied with.

                       SELECTION OF PRINCIPAL ACCOUNTANTS

         The Board of Directors has appointed Pricewaterhouse Coopers LLP to continue to be the principal accountants of the Company, subject to shareholder ratification at the Annual Meeting. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

      AUDIT FEES. The aggregate fees billed by the principal accountants for services rendered for the audit of the Company's annual financial statement and the reviews of the Company's Form 10-Q for fiscal year 2000 total $184,550.

      FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The principal accountants did not render services nor bill any fees for professional services rendered in regard to the Company's financial information systems design and implementation in fiscal year 2000.

      ALL OTHER FEES. The aggregate fees billed for services rendered by the principal accountants other than those set forth above for fiscal year 2000 total $99,113.

      The Audit Committee of the board of directors has reviewed the services rendered by the principal accountants as set forth above and has determined that the principal accountants have maintained their independence.

                              SHAREHOLDER PROPOSALS

      Shareholder proposals for inclusion in the Company's proxy materials in connection with the 2002 Annual Meeting of Shareholders must be received by the Company at its office in Houston, Texas, addressed to the Secretary of the Company, no later than January 22, 2002, in accordance with Rule 14a-8 under the Exchange Act.

      With respect to shareholder proposals which are not intended to be included in the Company's proxy statement, the bylaws of the Company provide that notice of any such shareholder proposal must be received at the Company's principal executive office not less than 80 days prior to the annual meeting or, in the event that the date of the meeting has not been publicly announced by the Company in the manner specified in the bylaws more than 90 days prior to the meeting, not later than the close of business on the tenth day following the day on which the date of the meeting is publicly announced.

                                  ANNUAL REPORT

      The Annual Report for the year ended December 31, 2000, is being mailed to shareholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material. The information contained in the annual report on Form 10-K for the fiscal year ended December 31, 2000 (the "Form 10-K") under the heading "Executive Officers of the Company" is hereby incorporated by reference. The Company will provide without charge to each shareholder to whom this Proxy Statement and the accompanying form of proxy are sent, on the written request of such shareholder, within one business day of receipt of such request by first class mail or equally prompt means, a copy of the Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the Commission. Requests should be directed to the Company,
Attention: Secretary, 1100 West Sam Houston Parkway (North), Houston, Texas 77043; telephone number: (713) 365-9900.

                                               DSI TOYS, INC.


                                             /s/ E. Thomas Martin
                                             --------------------
                                               E. Thomas Martin
                                                    Chairman

Houston, Texas
Dated:  April 23, 2001

                                DSI TOYS, INC.
                     1100 WEST SAM HOUSTON PARKWAY (NORTH)
                               HOUSTON, TX 77043
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints E. Thomas Martin and Thomas V. Yarnell and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed on the reverse side hereof, all the shares of common stock of DSI TOYS, INC. (the "Company") held of record by the undersigned on April 18, 2001, at the annual meeting of shareholders to be held on May 22, 2001, or any adjournment thereof.

IT IS UNDERSTOOD THAT WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS PROPOSED IN ITEM 1 AND IN FAVOR OF THE PROPOSAL IN ITEM 2.

        The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy or his substitutes may do by virtue hereof.

                         (TO BE SIGNED ON REVERSE SIDE)

                         PLEASE DATE, SIGN AND MAIL YOUR
                       PROXY CARD BACK AS SOON AS POSSIBLE!

                          ANNUAL MEETING OF SHAREHOLDERS
                                  DSI TOYS, INC.

                                   MAY 22, 2001

             - PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED -

-----------------------------------------------------------------------------------------------------------------------------------
A /X/ PLEASE MARK YOUR
      VOTES AS IN THIS EXAMPLE.

              FOR ALL NOMINEES      WITHHOLD AUTHORITY
              LISTED AT RIGHT         TO VOTE FOR ALL
             (EXCEPT AS MARKED      NOMINEES LISTED AT
           TO THE CONTRARY BELOW)         RIGHT                                 2. PROPOSALS           FOR    AGAINST    ABSTAIN
                                                       Nominees: Robert L. Burke
1. ELECTION         / /                    / /                   Michael J. Lyden  PROPOSAL ONE:       / /      / /        / /
   OF                                                            John McSorley     Ratification of the appointment of
   DIRECTORS                                                                       PricewaterhouseCoopers LLP as the independent
                                                                                   public accounting firm for the fiscal year
INSTRUCTION: To withhold authority to vote for                                     ending December 31, 2001, to perform audits, tax
any individual nominee(s), strike a line                                           services, securities and exchange commission
through the nominee's name or write a zero                                         reviews, and such other accounting services as
("0") in the space following his or her name                                       the Board of Directors may deem necessary for
at right.                                                                          the proper operation of the Company's business
                                                                                   from time to time.

                                                                                3. In his or her discretion, the Proxy is
                                                                                   authorized to vote upon any matters which
                                                                                   may properly come before the Meeting or
                                                                                   any adjournment or postponement thereof.

                                                                                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                                                                CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature:_________________________________________________ Printed Name:_________________________________Dated:_____________, 2001

Signature if held jointly:_________________________________ Printed Name:_________________________________Dated:_____________, 2001
(Note that you should sign exactly as your name appears above.)
-----------------------------------------------------------------------------------------------------------------------------------